Exhibit 99.1

FOR IMMEDIATE RELEASE

HCI Group to Voluntarily Delist Preferred Shares from NASDAQ

TAMPA, Fla., Feb. 18, 2014 — HCI Group, Inc. (NYSE:HCI) today announced that it plans to voluntarily delist its 7% Series A, cumulative redeemable preferred shares (NASDAQ:HCIIP) from the NASDAQ Capital Market. The company says it expects to file form 25 with the U.S. Securities and Exchange Commission on Feb. 28, 2014 and delisting should occur within 10 days thereafter. Previously, on Feb. 4, 2014, HCI Group announced that the conversion privilege of the Series A preferred shares would be cancelled on April 1, 2014. Given that cancellation and the current quarterly common dividend rate of 27.5 cents per share versus a monthly preferred dividend rate of 5.833 cents per share, the company anticipates preferred share conversions to common shares will result in the number of preferred shareholders dropping below the number necessary to maintain a listing on the NASDAQ Capital Market.

Important Dates:

February 21, 2014: Record date for common stock dividend of 27.5 cents per share

February 28, 2014: Date of filing S.E.C. form 25

March 3, 2014: Record date for Series A Preferred Stock dividend of 5.833 cents per share

April 1, 2014: Preferred share conversion rights cancellation date

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate and information technology services. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 Index and S&P SmallCap 600 Index. Its 8% Senior Notes trade on the New York Stock Exchange under the ticker symbol “HCJ.” Its 7% Series A, cumulative redeemable preferred shares trade on the NASDAQ Capital Market under the ticker symbol “HCIIP.” For more information about HCI Group, visit www.hcigroup.com

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions and are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in HCI Group, Inc.’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

Tel (813) 405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Matt Glover or Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

hci@liolios.com